UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2005

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

1800 Byberry Road, Bldg. 13 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 914-0900

1000 Marina Boulevard, Suite 300 Brisbane, California 94005

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) announced today that it has received a letter (the "Letter") from The Nasdaq Stock Market notifying Cellegy that for ten consecutive trading days prior to the date of the Letter, the market value of the common stock had been below the minimum price that would result in a market value of the common stock of at least $35,000,000 as required for continued inclusion on the Nasdaq SmallCap Market by Marketplace Rule 4310(c)(2)(B)(ii) (the “Rule”). Cellegy has until December 19, 2005 to regain compliance. If, at any time before December 19, 2005, the aggregate market value of Cellegy's common stock is $35,000,000 or more for a minimum of ten consecutive business days, the Nasdaq staff will determine if Cellegy complies with the Rule. Based upon 29,831,625 shares outstanding on November 14, 2005, Cellegy’s stock price would have to equal or exceed approximately $1.18 for a minimum of ten consecutive business days in order to regain compliance.

If Cellegy does not regain compliance with The Nasdaq Stock Market continued listing requirements by December 19, 2005, the Nasdaq staff will provide written notification that the Company’s securities will be delisted. Cellegy may appeal to a Listing Qualification Panel. If the Company’s common stock is delisted from the Nasdaq SmallCap Market, Cellegy would likely seek to have the common stock trade over the OTC Bulletin Board. Delisting from The Nasdaq SmallCap Market will likely reduce the liquidity of Cellegy’s common stock, could cause certain investors not to trade in Cellegy’s common stock and result in a lower stock price, and could have an adverse effect on the Company.

In the Letter, Nasdaq also notified Cellegy that it did not currently satisfy alternate standards for continued listing under Marketplace Rules 4310 (c)(2)(B)(i), which requires minimum stockholders’ equity of $2,500,000, or 4310(c)(2)(B)(iii), which requires net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: November 23, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)